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                                  EXHIBIT 99.1


PRESS RELEASE                                      Contact: Joe Winkler
                                                   (713) 799-5100


         TUBOSCOPE VETCO INTERNATIONAL ANNOUNCES ACQUISITION OF VETCO
                            PIPELINE SERVICES, INC.


HOUSTON, September 23, 1996, -- Tuboscope Vetco International Inc. (TUBO) today announced that it has acquired Vetco Pipeline Services, Inc., a Houston, Texas based provider of in-line pipeline inspection services. The company, which had no previous affiliation with Tuboscope, was acquired from Rauma Corporation of Finland for an undisclosed price. Unaudited revenue was $12.5 million for the company for the trailing twelve months ended July 31, 1996.

"The addition of Vetco Pipeline Services to Tuboscope's pipeline inspection business significantly strengthens our position in the worldwide pipeline inspection market," said John F. Lauletta, president and chief executive officer of Tuboscope. "By combining our technology, experience, and infrastructure the acquisition positions us well in this market, which we expect to grow as the world's pipeline systems age and require higher levels of inspection and maintenance."

Both Vetco Pipeline Services and Tuboscope Pipeline Services provide inspection via the use of sophisticated, intelligent "pigs" that are propelled through the pipelines to locate corrosion and other defects. The companies work closely with pipeline operators to identify defects which can create safety and environmental hazards. Inspection through intelligent pigging is a critical component of pipeline integrity management.

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Tuboscope expects to benefit from the consolidation of overlapping products with
Vetco Pipeline Services. Tuboscope pioneered intelligent pigging in the 1960s, and recently introduced a digital, high-resolution pig. Both Tuboscope and Vetco provide intelligent pigging services worldwide.

Tuboscope Vetco International is the world's leading supplier of oilfield tubular coating and inspection services, oilfield solids control equipment and services, and coiled tubing equipment to the petroleum industry. Additionally, it sells and leases advanced in-line inspection equipment to the makers of oil country tubular goods; and provides quality assurance and inspection services to a diverse range of worldwide industries. Tuboscope is headquartered in Houston and services markets in more than 54 countries. 1995 pro forma revenues, including the full-year effect of its Drexel acquisition, together with acquisitions made by Drexel in 1995, were $315 million.

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